Exhibit 3.2

Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “BITWISE APTOS ETF”, FILED IN THIS OFFICE ON THE TWENTYFIFTH DAY OF FEBRUARY, A.D. 2025, AT 5:49 O’CLOCK P.M.

/s/ Charuni Patibanda-Sanchez
Charuni Patibanda-Sanchez, Secretary of State

10111560 8100	Authentication: 203033085
SR# 20250735424	Date: 02-26-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF TRUST
OF
BITWISE APTOS ETF

THIS Certificate of Trust of Bitwise Aptos ETF (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.	Name. The name of the statutory trust formed by this Certificate of Trust is Bitwise Aptos ETF.

2.	Delaware Trustee. The name and address of the trustee of the Trust having a principal place of business in the State of Delaware is CSC Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808, Attn: Corporate Trust.

3.	Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as trustee

By:	/s/ Gregory Daniels
Name:	Gregory Daniels
Title:	Vice President

State of Delaware Secretary of State Division of Corporations Delivered 05:49 PM 02/25/2025 FILED 05:49 PM 02/25/2025 SR 20250735424 - File Number 10111560